April 30, 2007

Brian Israel
550 N. Kingsbury, Unit #601 Chicago, IL 60610

Dear Brian:

This letter is our formal invitation to you for an appointment to the Z Trim Holdings, Inc. Board of Directors. Each month you are required to attend board meetings which or at 3:00pm on the third Wednesday of every month at our offices in Mundelein, Illinois, unless there are five Wednesdays in a given month in which case the meeting is the fourth Wednesday. The meetings last between 2 and 3 hours.

For your appointment, the Company is prepared to immedsately grant you 200,000 options of ZTM stock provided under the Company's approved 2004 Employee option plan. The strike price will be decided on the date of your signature of acceptance to this letter.

We believe you will be an asset to our hoard and would be thrilled if you accept the appointment

By signing below and faxing back to me ai 847-549-6028, you are signifying your acceptance of the terms outlined herein which is the same date that your services as a board member will commence. If you have any questions, please contact me at 847-549-6002.

Very truly yours,

Date:	By:	/s/ Gregory J. Halpem
Gregory J. Halpem
C.E.O.

Accepted and agreed to as of the date first above written:
By: /s/ Brian Israel Brian Israel